Exhibit 10.2

CORVUS PHARMACEUTICALS, INC.

TRANSITION AND CONSULTING AGREEMENT

THIS TRANSITION AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 30, 2020, effective as of July 1, 2020 (the “Effective Date”), by and between CORVUS PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 863 Mitten Road, Suite 102, Burlingame, CA 94010, USA (the “Company”), and Joseph Buggy, an individual  with an address at 8154 Fallen Leaf Way, Truckee, CA  96161 ( “Consultant”). The Company and the Consultant may be referred to herein individually as “Party” or collectively, as “Parties.”

Recitals

WHEREAS, Consultant and the Company are party to (i) that certain Employment Agreement by and between the Company and Consultant dated as of November 26, 2014 (the “Employment Agreement”) and (ii) an Employee Confidentiality and Inventions Assignment Agreement (the “Confidentiality Agreement”).

WHEREAS, Consultant desires to resign his employment as the Company’s Executive Vice President, Discovery Research effective June 30, 2020 (the “Resignation Date”); and

WHEREAS, the Company desires to retain Consultant to provide certain transition services following Consultant’s resignation, and the Company and Consultant desire to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

Agreement

1.         Resignation.  Consultant hereby resigns his position as the Company’s Executive Vice President, Discovery Research and resigns and terminates his employment and all other offices with the Company and its affiliates, in each case, effective as of the Resignation Date.  As of the Resignation Date, Consultant shall cease to be employed by or to serve the Company in any capacity except as set forth in this Agreement and shall cease to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company.  Consultant acknowledges and agrees that his resignation is without Good Reason (as defined in the Employment Agreement) and that the Consultant is not entitled to any severance benefits set forth the Employment Agreement. Consultant reaffirms Consultant’s continuing obligations under the Employment Agreement and the Confidentiality Agreement.

2.        Consulting Services.  Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees, to provide transition consulting services relating to Consultant’s area of work experience and expertise on Company products and technology as requested by the Company (the “Services”).  The Parties expect that Consultant will devote approximately two (2) days per month to the provision of the Services. Consultant shall render the Services at such times as may be mutually agreed upon by Consultant and the Company.  Consultant shall perform the Services remotely or as requested in advance at any Company location or at other places, upon mutual agreement of the parties hereto.  Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise.

3.              Compensation.

3.1       Exhibit A attached hereto sets forth each option to purchase the Company’s common stock (each, an “Option”) held by Consultant as of the Resignation Date and indicates the extent to which each Option is expected to be vested and unvested as of the Resignation Date.  In consideration for Consultant’s Services hereunder, the Company and Consultant agree that notwithstanding any contrary terms of the Options, (i) the portion of each Option that is vested as of the Resignation Date will remain outstanding and exercisable until the earlier of (x) the first anniversary of the Resignation Date and (y) the final expiration date of the Option (provided that each Option will remain subject to earlier termination in connection with a  corporate transaction or event in accordance with the terms of the agreement governing the Option) and (ii) the portion of each Option that is unvested as of the Resignation Date shall immediately terminate and be forfeited as of the Resignation Date. Consultant acknowledges that each Option that is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall be deemed modified for the purposes of Section 424 of the Code and, to the extent any such Option has an exercise price that is less than fair market value as of the date of this Agreement, such Option shall no longer qualify as an incentive stock option.  Any Option that has an exercise price that is equal to or greater than fair market value as of the date of this Agreement shall cease to be an incentive stock option on the three-month anniversary of the Resignation Date.

3.2       In the event Consultant timely elects coverage under COBRA, the Company shall reimburse Consultant for COBRA premiums paid by Consultant for Consultant and Consultant’s covered dependents until the earliest of (i) the first anniversary of the Resignation Date, (ii) the date Consultant and Consultant’s covered dependents become eligible for healthcare coverage from a subsequent employer or (iii) the date Consultant and Consultant’s covered dependents cease to qualify for COBRA coverage.  Once the Company ceases to reimburse Consultant for COBRA premiums pursuant to this Section 3.2, Consultant may, if eligible, continue coverage at Consultant’s own expense.

3.3       The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as the Company determines that such expenses are reasonable and necessary and approves such expenses in advance.  Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement along with original receipts (or copies thereof) in a timely manner and form acceptable to the Company.

4.         Independent Contractor.

The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company.  Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.

5.         Recognition of Company’s Rights; Nondisclosure.

Consultant recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:

5.1       At all times during the term of Consultant’s association with the Company and thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.  It is understood that the Proprietary Information will remain the sole property of the Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information.

5.2       The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, materials, electronic components, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs, methods, concepts, machines, contributions, and techniques, whether or not patentable; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, expenses, prices, costs, suppliers and customers; (iii) information regarding the skills and compensation of employees or other consultants of the Company; and (iv) physical or chemical or biological materials (such as, but not limited to, chemical structures, methods of synthesis and analysis, reagents, gene sequences, nucleic acids, cell lines, samples, media, antibodies, compounds, c-DNAs, antisense nucleotides, proteins and vectors) and techniques for their handling and use; provided, however, that the term Proprietary Information shall not include (i) information which at the time of disclosure by the Company to Consultant  is in the public domain; (ii) information which Consultant  can demonstrate by written evidence was in Consultant’s possession on a confidential basis prior to disclosure by the Company to Consultant (before or after the date of this Agreement); (iii) information which subsequent to disclosure by the Company to Consultant  becomes part of the public domain through no wrongful act of Consultant; and (iv) information which becomes known to Consultant  subsequent to disclosure by the Company to

Consultant through a third party who, to Consultant ’s knowledge, is not under any obligation of confidentiality to the Company.

5.3       In addition, Consultant understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Consultant’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

5.4       In accordance with 18 U.S.C. §1833, notwithstanding anything to the contrary in this Agreement, the Employment Agreement, the Confidentiality Agreement or any other agreement between Consultant and the Company or any of its subsidiaries (together, the “Subject Documents”): (i) Consultant will not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney, and may use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, the Parties agree that nothing in the Subject Documents prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation or releases or restrains Consultant’s right to receive an award for information provided to any such government agencies or entities.

6.         Intellectual Property Rights.

6.1       Consultant shall promptly and fully disclose to the Company any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during or as a result of performing the Services for the Company under this Agreement or discussions with the Company, or any of its employees or consultants (collectively, the “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Services provided and results thereof and such records shall be available to and remain the sole property of the Company at all times. Consultant agrees that any and all Inventions, including all patent rights, copyrights, trade secrets and trademark rights therein, shall be the sole and exclusive property of the Company.

6.2       Consultant hereby assigns to the Company his entire right, title and interest in and to all Inventions and intellectual property rights therein. Consultant hereby designates the Company as his agent for, and grants to the Company a power of attorney, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignment from the Consultant to the Company.  Consultant will perform other activities necessary to effect the intent of this Section 5.2.

6.3       Consultant further agrees to cooperate and provide reasonable assistance to the Company, at the Company’s expense, to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

6.4       Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Consultant for the Company hereunder. Consultant further agrees that no such publication shall be made without the prior written consent of the Company.

7.         Nonsolicitation of Employees. During the term of this Agreement and for one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.  Notwithstanding the foregoing, general public solicitations and advertisements not directed at employees or contractors of the Company, and the extension of offers to persons who respond to such general solicitations and advertisements, will not be deemed violations of this provision. If the foregoing restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.         No Conflicting Obligation.

8.1       Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.

8.2       Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement, during the term of this Agreement.

9.         No Improper Use of Materials.

Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

10.       Term and Termination.

10.1     This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of one (1) year after the Effective Date, unless earlier terminated as provided below. Prior to the expiration of the initial term of the Agreement, and upon mutual consent, the Parties may enter into an amendment to extend or renew the terms of the Agreement.

10.2     Consultant or the Company may terminate the Agreement at any time upon thirty (30) days prior written notice to the other Party.

10.3     The obligations set forth in Articles 4, 5, 6, 7 and 9 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company or destroy as directed by the Company in its sole discretion all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information; provided that Consultant may retain a copy of (a) compensation records and proof of work performance relating to the Services and (b) this Agreement; provided further, that Consultant shall treat such retained copies as Proprietary Information.

10.4     The Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 2 (Compensation) hereof.

11.       Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators as applicable.  This Agreement shall not be assigned, or subcontracted by either Party, in whole or in part, without the other Party’s prior written consent.  Any assignment not in accordance with this Section 11 shall be void.

12.       Amendment.

All Changes or modifications to this Agreement shall be in writing and signed by both Parties

13.       Legal and Equitable Remedies.

13.1     Except as provided in Section 13.2 below, the Company and Consultant agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay its respective counsel fees and expenses.

13.2     Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 5, 6 or 9 herein.  Accordingly, Consultant agrees that if Consultant breaches Sections 5, 6 or 9, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.

14.       Compliance with Applicable Laws and Obligations.

Consultant will perform the Services in compliance with all applicable laws.

15.       Governing Law; Severability.

This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

16.       Complete Understanding; Modification.

This Agreement, and the Exhibits and agreements mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

17.       Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

18.       Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

CORVUS PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Leiv Lea	/s/ Joseph Buggy
Name:	Leiv Lea	Name:	Joseph Buggy
Title:	CFO

Exhibit A

Options

Option Type	Grant Date	Total Shares Subject to Option*	Exercise Price	Vested Shares Subject to Option*	Unvested Shares Subject to Option*
ISO	1/19/2018	42,323	$9.94	30,180	12,143
NQSO	1/19/2018	57,677	$9.94	30,237	27,440
ISO	12/12/2018	13,349	$5.94	0	13,349
NQSO	12/12/2018	86,651	$5.94	37,500	49,151
ISO	12/12/2019	10,000	$3.54	0	10,000
NQSO	12/12/2019	30,000	$3.54	5,000	25,000

* Represents, as applicable, the number of total shares, vested shares or unvested shares of common stock subject to the Option as of the Resignation Date.  The unvested portion of each Option will terminate and be forfeited as of the Resignation Date.